EXHIBIT 99.1
News
For Immediate Release	Contact: Cindi Buckwalter
February 1, 2018	(212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER EARNINGS
 OF $2.12 PER SHARE, OR $1.10 PER SHARE, EXCLUDING SPECIAL ITEMS
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Company Reports Record Annual Earnings
2017 Reported Earnings per Share of $5.48, or $4.59, Excluding Special Items
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Fourth Quarter Highlights

●	Sales Increase 8 Percent, With Growth Across All Segments
●	Metalcasting Sales Rise 17 Percent
●	Asia Sales Up 10 Percent; China Sales Up 12 Percent
●	Double Digit Operating Margins Across All Segments
●	$110 Million of Term Loan Debt Repaid in 2017

NEW YORK, February 1—Minerals Technologies Inc. (NYSE: MTX) today reported diluted earnings per share of $1.10, excluding special items, for the fourth quarter ended December 31, 2017, compared with earnings per share of $1.08 in the prior year period.  Reported earnings were $2.12 per share.

For the full year 2017, the company reported earnings per share of $4.59, excluding special items, compared with earnings of $4.47 per share in the prior year. Reported earnings per share were $5.48 for the full year of 2017.

"The Company had a solid fourth quarter, with continued strong operating margins," said Douglas T. Dietrich, Chief Executive Officer. "We saw strong sales growth in the second half of 2017, with increases across all four of our segments."

FOURTH QUARTER 2017

Worldwide net sales increased 8 percent to $432 million. Operating income, as reported, was $45.7 million and represented 10.6 percent of sales. Operating income, excluding special items, increased 4 percent to $62.5 million and represented 14.5 percent of sales.

During the fourth quarter, the Company incurred special charges primarily related to restructuring and non-cash impairment charges from the closure of paper mills in North America, as well as the alignment of corporate and Paper PCC staffing levels into higher growth regions. The restructuring is expected to result in approximately $6 million in savings on an annualized basis.  The Company also recorded a provisional $47 million income tax benefit, or $1.32 per share, from the U.S. Tax Cuts and Jobs Act legislation. This benefit is comprised of an $82 million gain related primarily to the re-measurement of the Company's U.S. deferred tax liabilities at a lower U.S. tax rate of 21%, partially offset by tax expense of $35 million for the deemed repatriation of unremitted earnings of foreign subsidiaries.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, grew 9 percent in the fourth quarter to $340 million.  Operating income for the Minerals businesses, excluding special items, was $51.4 million and operating margins represented 15.1 percent of sales.

Performance Materials segment sales increased 12 percent in the fourth quarter to $196 million. Metalcasting sales rose 17 percent on higher volumes in all regions. Household, Personal Care & Specialty Products increased 16 percent driven by higher pet care volumes and increased fabric care sales. Building Materials sales increased 21 percent due to several large projects in the U.S., and Environmental Products sales rose 10 percent on higher volumes in the U.S.  These sales increases were partially offset by 6 percent lower Basic Minerals sales due to reduced volumes and prices of bulk chromite. Operating income decreased 4 percent to $28.1 million, due to a decline in bulk chromite pricing and a weaker product mix, and represented 14.4 percent of sales. The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 4 percent to $143.9 million. Income from operations for the segment, excluding special items, increased 8 percent to $23.3 million, and operating margins were 16.2 percent of sales.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, increased 4 percent to $110.9 million. Higher sales in Asia, Europe and Latin America were partially offset by reduced sales in North America.

Fourth quarter sales of Processed Minerals products increased 5 percent. Ground Calcium Carbonate sales grew 9 percent due to higher volumes in construction and automotive markets, which were partially offset by a 2 percent decrease in Talc sales. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Refractories and Energy Services
The Service businesses, which include the Refractories and Energy Services segments, continued to report improved performance. Sales of $92.4 million in the fourth quarter were 5 percent higher than the same period last year. Operating income for the Service businesses, excluding special items, increased 5 percent to $12.4 million and operating margins were 13.4 percent of sales.

Refractories segment sales increased 5 percent to $71.3 million, driven by higher sales of metallurgical wire and refractories products. The Refractories segment operating income increased 4 percent to $10.2 million and was 14.3 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales were $21.1 million, a 4 percent increase from the prior year quarter, primarily driven by higher filtration activity. Operating income, excluding special items, was $2.2 million, an increase of 10 percent over the prior year, and represented 10.4 percent of sales. This improvement was driven by the benefits realized from the restructuring of the business in the first half of 2016 to focus on more profitable and differentiated services. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

FULL YEAR 2017

Worldwide net sales increased 2 percent to $1.676 billion. Operating income as reported increased 10 percent to $242.7 million and represented 14.5 percent of sales. Operating income, excluding special items, increased 2 percent to $263.2 million and represented 15.7 percent of sales.

"MTI posted a solid year, driven by geographic expansion, organizational realignment and new product introductions. Our continued focus on operational excellence and productivity improvements resulted in record earnings, and we further strengthened our balance sheet through debt repayment. As we enter 2018, we are solidly positioned to continue to pursue sustainable, profitable growth across our portfolio," said Mr. Dietrich.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, grew 3 percent to $1.320 billion.  Operating income for the Minerals businesses, excluding special items, was $220.9 million and operating margins represented 16.7 percent of sales.
Performance Materials segment sales increased 7 percent in the full year to $734.8 million. Metalcasting sales increased 14 percent, principally due to higher volumes in Asia and North America. Basic Minerals sales increased 20 percent, driven primarily by higher sales of bulk chromite and drilling products, and Building Materials sales increased 6 percent. These sales increases were partially offset by decreased Environmental Products sales, and lower Fabric Care sales in Asia which affected Household, Personal Care & Specialty Products. Operating income decreased 1 percent to $119.7 million, due to a decline in bulk chromite pricing and a weaker product mix, and represented 16.3 percent of sales.

Specialty Minerals segment sales, which consists of the PCC and Processed Minerals product lines, decreased 1 percent to $584.8 million. Income from operations for the segment, excluding special items, decreased 1 percent to $101.2 million, and operating margins were 17.3 percent of sales.

Worldwide sales of PCC decreased 2 percent in the full year to $443.7 million, primarily due to sales declines in North America, which offset growth in Asia, Europe and Latin America.

Full year sales of Processed Minerals products increased 1 percent to $141.1 million. Ground Calcium Carbonate sales increased 4 percent due to higher volumes in construction and automotive markets, which were partially offset by a 3 percent decrease in Talc sales.

Refractories and Energy Services
The Service businesses, which include the Refractories and Energy Services segments, reported sales of $356.1 million, a decrease of 1 percent compared to last year. However, operating income for the Service businesses, excluding special items, increased 18 percent to $46.6 million and operating margins were 13.1 percent of sales.

Refractories segment sales increased 2 percent to $279.4 million.  The Refractories segment operating income increased 14 percent to $39.8 million and was 14.2 percent of sales. The increase in operating income and margins was driven by higher equipment sales and improved refractory operating costs.

Energy Services segment sales were $76.7 million, an 11 percent decrease from the prior year, primarily due to the exit of certain businesses in 2016. Operating income, excluding special items, was $6.8 million, an increase of 55 percent over the prior year, and represented 8.9 percent of sales, which benefited from the 2016 restructuring mentioned above.

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Minerals Technologies will host a conference call tomorrow, February 2, 2018 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2016 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.676 billion in 2017. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Oct. 1,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2017	2017	2016	Qtr.	Year	2017	2016	Year

Net sales
Product sales	$411.0	$405.4	$381.0	1%	8%	$1,599.0	$1,552.1	3%
Service revenue	21.1	19.0	20.3	11%	4%	76.7	85.9	(11)%
Total net sales	432.1	424.4	401.3	2%	8%	1,675.7	1,638.0	2%

Cost of sales
Cost of goods sold	303.8	293.0	276.9	4%	10%	1,158.5	1,117.7	4%
Cost of service revenue	13.8	12.2	13.0	13%	6%	50.0	59.9	(17)%
Total cost of sales	317.6	305.2	289.9	4%	10%	1,208.5	1,177.6	3%

Production margin	114.5	119.2	111.4	(4)%	3%	467.2	460.4	1%

Marketing and administrative expenses	48.2	45.6	45.2	6%	7%	182.4	179.4	2%
Research and development expenses	5.9	5.9	5.9	0%	0%	23.7	23.8	(0)%
Acquisition related transaction and integration costs	0.6	0.5	2.9	20%	(79)%	3.4	8.0	(58)%
Restructuring and other items, net	14.1	0.4	0.9	*	*	15.0	28.3	(47)%

Income from operations	45.7	66.8	56.5	(32)%	(19)%	242.7	220.9	10%

Interest expense, net	(10.9)	(10.5)	(13.0)	4%	(16)%	(43.4)	(54.4)	(20)%
Extinguishment of debt costs and fees	0.0	0.0	0.0	*	*	(3.9)	0.0	*
Other non-operating income (deductions), net	(1.1)	(1.7)	2.1	*	*	(4.5)	3.8	*
Total non-operating deductions, net	(12.0)	(12.2)	(10.9)	(2)%	10%	(51.8)	(50.6)	2%

Income from operations before tax and equity in earnings	33.7	54.6	45.6	(38)%	(26)%	190.9	170.3	12%

Provision for taxes on income	(42.2)	12.1	8.6	*	*	(6.6)	35.3	*
Equity in earnings of affiliates, net of tax	0.8	0.4	0.5	100%	60%	1.5	2.1	(29)%

Consolidated net income	76.7	42.9	37.5	79%	105%	199.0	137.1	45%

Less: Net income attributable to non-controlling interests	0.9	1.2	0.8	(25)%	13%	3.9	3.7	5%

Net Income attributable to Minerals Technologies Inc. (MTI)	$75.8	$41.7	$36.7	82%	107%	$195.1	$133.4	46%

Weighted average number of common shares outstanding:

Basic	35.4	35.3	34.9			35.2	34.9

Diluted	35.8	35.6	35.4			35.6	35.2

Earnings per share attributable to MTI:

Basic	$2.14	$1.18	$1.05	81%	104%	$5.54	$3.82	45%

Diluted	$2.12	$1.17	$1.04	81%	104%	$5.48	$3.79	45%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended December 31, 2017, October 1, 2017 and December 31, 2016 consisted of 91 days, 91 days and 90 days.

2)
On a regular basis, the Company reviews its segments and the approach used by the chief decision maker to assess performance and allocate resources. Accordingly, in Q1 2017,  in order to generate greater alignment, speed decision making and accelerate growth, the Company reorganized the management structure for its Performance Materials and Construction Technologies business segments to better reflect the way performance is evaluated and resources are allocated.  As a result, all of the product lines within these business segments were combined  into one operating segment.  Presented below are the restated financial results, by product line,  for each of the quarters of 2016 of this operating segment to conform to the current management structure.

							Full Year
	(millions of dollars)	Quarter Ended					Ended
		Apr. 3,	Jul. 3,	Sep. 27,	Dec. 31,		Dec. 31,
		2016	2016	2016	2016		2016
	Sales

	Metalcasting	$60.0	$68.0	$63.1	$66.9		$258.0
	Household, Personal Care & Specialty Products	45.3	44.0	42.1	39.8		171.2
	Environmental products	13.4	26.5	24.6	14.4		78.9
	Building Materials	20.4	19.7	16.9	17.1		74.1
	Basic Minerals	20.5	24.3	22.3	36.8		103.9
	Performance Materials Segment	$159.6	$182.5	$169.0	$175.0		$686.1

	Operating Income

	Performance Materials Segment	$28.2	$33.3	$30.2	$29.4		$121.1
	% of Sales	17.7%	18.2%	17.9%	16.8%		17.7%

3)
During 2016, the Company incurred restructuring charges related to lease termination costs, inventory write-offs and impairment of assets relating to its exit from the U.S. on-shore service lines, including Nitrogen and Pipeline within the Energy Services segment as a result of the significant reduction in oil prices and overcapacity in the onshore oil services market. During 2017, the Company recorded additional restructuring costs related to the exited businesses in the Energy Services segment, impairment of assets in the Specialty Minerals segment related to paper mill shut downs and employee severance costs related to a reduction of our North American employee base as we realign our staffing levels to growth regions as well as efficiencies gained from our global ERP implementation.

	(millions of dollars)	Quarter Ended				Year Ended
		Dec. 31,	Oct. 1,	Dec. 31,		Dec. 31,		Dec. 31,
		2017	2017	2016		2017		2016

	Impairment of assets
	Energy Services	$0.0	$0.0	$0.0		$0.0		$18.5
	Specialty Minerals	5.3	0.0	0.0		5.3		0.0
	Total impairment of assets charge	$5.3	$0.0	$0.0		$5.3		$18.5

	Restructuring and other items, net

	Gain on sale of assets	$(0.1)	$(0.9)	$0.0		$(1.0)		$(2.9)
	Severance, lease termination and other related costs	8.9	1.3	0.9		10.7		12.7
		$8.8	$0.4	$0.9		$9.7		9.8

	Total restructuring and other items	$14.1	$0.4	$0.9		$15.0		$28.3

4)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2017, October 1, 2017 and December 31, 2016 and the years ended December 31, 2017 and 2016 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended				Year Ended
		Dec. 31,	Oct. 1,	Dec. 31,		Dec. 31,		Dec. 31,
		2017	2017	2016		2017		2016
	Income from continuing operations attributable to MTI	$75.8	$41.7	$36.7		$195.1		$133.4
	% of sales	17.5%	9.8%	9.1%		11.6%		8.1%

	Special items:
	Acquisition related transaction and integration costs	0.6	0.5	2.9		3.4		8.0
	Debt modification costs and fees	0.0	0.0	0.0		3.9		0.0
	Write-off of receivables for Malaysia bankruptcy	2.1	0.0	0.0		2.1		0.0
	Restructuring and other items, net	8.8	0.4	0.9		9.7		9.8
	Impairment of assets	5.3	0.0	0.0		5.3		18.5
	Related tax effects on special items	(6.0)	(0.3)	(2.1)		(8.9)		(12.3)
	Effect of US tax law change	(47.3)	0.0	0.0		(47.3)		0.0

	Income from continuing operations attributable to MTI, excluding special items	$39.3	$42.3	$38.4		$163.3		$157.4
	% of sales	9.1%	10.0%	9.6%		9.7%		9.6%

	Diluted earnings per share, excluding special items	$1.10	$1.19	$1.08		$4.59		$4.47

	Included in marketing and administrative expenses in the fourth quarter of 2017 is a provision for bad debt of $2.1 million related to a bankruptcy of a Paper PCC customer in Malaysia.

5)
On December 22, 2017, tax reform legislation was signed into law, encompassing a broad range of tax reform proposals, including a reduction of U.S. corporate tax rates from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax that is payable over eight years on deemed repatriated accumulated earnings of foreign subsidiaries.  As required under ASC 740, Income Taxes, the Company is required to recognize the effects of changes in tax laws and rates on deferred tax positions and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted.  As such, the Company recorded a provisional $47 million income tax benefit in the fourth quarter of 2017, comprised of a tax benefit primarily from the lower U.S. tax rate, resulting in a reduction of deferred tax liabilities of $82 million and a $35 million charge related to the repatriation of accumulated foreign earnings. The Company will continue to analyze and interpret the changes in the new tax law.

6)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2017, October 1, 2017  and December 31, 2016 and the years ended December 31, 2017 and 2016 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended				Year Ended
	(millions of dollars)	Dec. 31,	Oct. 1,	Dec. 31,		Dec. 31,		Dec. 31,
		2017	2017	2016		2017		2016
	Cash flow from continuing operations	$57.0	$73.0	$60.8		$207.6		$225.0
	Capital expenditures	22.5	20.7	13.5		76.7		62.4
	Free cash flow	$34.5	$52.3	$47.3		$130.9		$162.6

7)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended				Year Ended
		Dec. 31,	Oct. 1,	Dec. 31,		Dec. 31,		Dec. 31,
		2017	2017	2016		2017		2016
	Interest income	$0.5	$0.6	$0.4		$2.1		$2.1
	Interest expense	(11.4)	(11.1)	(13.4)		(45.5)		(56.5)
	Debt extinguishment costs and fees	0.0	0.0	0.0		(3.9)		0.0
	Foreign exchange gains	0.1	(0.2)	2.6		0.5		7.7
	Other deductions	(1.2)	(1.5)	(0.5)		(5.0)		(3.9)
	Non-operating deductions, net	$(12.0)	$(12.2)	$(10.9)		$(51.8)		$(50.6)

8)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 2, 2018 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Year Ended				% Growth
SALES DATA	Dec. 31,	% of	Oct. 1,	% of	Dec. 31,	% of			Dec. 31,	% of	Dec. 31,	% of
	2017	Total Sales	2017	Total Sales	2016	Total Sales	Prior Qtr.	Prior Year	2017	Total Sales	2016	Total Sales	Prior Year

United States	$234.1	54%	$243.6	57%	$217.5	54%	(4)%	8%	$939.3	56%	$936.2	57%	0%
International	198.0	46%	180.8	43%	183.8	46%	10%	8%	736.4	44%	701.8	43%	5%
Net Sales	$432.1	100%	$424.4	100%	$401.3	100%	2%	8%	$1,675.7	100%	$1,638.0	100%	2%

Paper PCC	$95.7	22%	$96.3	23%	$92.4	23%	(1)%	4%	$377.7	23%	$387.9	24%	(3)%
Specialty PCC	15.2	4%	16.4	4%	14.1	4%	(7)%	8%	66.0	4%	64.3	4%	3%
PCC Products	$110.9	26%	$112.7	27%	$106.5	27%	(2)%	4%	$443.7	26%	$452.2	28%	(2)%

Talc	$12.8	3%	$12.7	3%	$13.0	3%	1%	(2)%	$53.8	3%	$55.7	3%	(3)%
Ground Calcium Carbonate	20.2	5%	22.3	5%	18.5	5%	(9)%	9%	87.3	5%	83.6	5%	4%
Processed Minerals Products	$33.0	8%	$35.0	8%	$31.5	8%	(6)%	5%	$141.1	8%	$139.3	9%	1%

Specialty Minerals Segment	$143.9	33%	147.7	35%	138.0	34%	(3)%	4%	584.8	35%	591.5	36%	(1)%

Metalcasting	$78.4	18%	$73.6	17%	$66.9	17%	7%	17%	$294.3	18%	$258.0	16%	14%
Household, Personal Care & Specialty Products	46.3	11%	42.5	10%	39.8	10%	9%	16%	169.6	10%	171.2	10%	(1)%
Environmental products	15.9	4%	21.6	5%	14.4	4%	(26)%	10%	67.7	4%	78.9	5%	(14)%
Building Materials	20.7	5%	19.9	5%	17.1	4%	4%	21%	78.2	5%	74.1	5%	6%
Basic Minerals	34.5	8%	31.2	7%	36.8	9%	11%	(6)%	125.0	7%	103.9	6%	20%
Performance Materials Segment	$195.8	45%	$188.8	44%	$175.0	44%	4%	12%	$734.8	44%	$686.1	42%	7%

Total Minerals Businesses	$339.7	79%	$336.5	79%	$313.0	78%	1%	9%	$1,319.6	79%	$1,277.6	78%	3%

Refractory products	$57.4	13%	$56.6	13%	$55.7	14%	1%	3%	$226.9	14%	$219.0	13%	4%
Metallurgical Products	13.9	3%	12.3	3%	12.3	3%	13%	13%	52.5	3%	55.5	3%	(5)%
Refractories Segment	$71.3	17%	$68.9	16%	68.0	17%	3%	5%	279.4	17%	274.5	17%	2%

Energy Services Segment	$21.1	5%	$19.0	4%	$20.3	5%	11%	4%	$76.7	5%	$85.9	5%	(11)%

Total Service Businesses	$92.4	21%	$87.9	21%	$88.3	22%	5%	5%	$356.1	21%	$360.4	22%	(1)%

Net Sales	$432.1	100%	$424.4	100%	$401.3	100%	2%	8%	$1,675.7	100%	$1,638.0	100%	2%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Oct. 1,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,
SEGMENT OPERATING INCOME DATA	2017	2017	2016	Qtr	Year	2017	2016	Prior Year

Specialty Minerals Segment	$11.0	$26.6	$21.6	(59)%	(49)%	$88.9	$102.7	(13)%
% of Sales	7.6%	18.0%	15.7%			15.2%	17.4%
Performance Materials Segment	$28.1	$30.6	$29.4	(8)%	(4)%	$119.7	$121.1	(1)%
% of Sales	14.4%	16.2%	16.8%			16.3%	17.7%
Total Minerals Businesses	$39.1	$57.2	$51.0	(32)%	(23)%	$208.6	$223.8	(7)%
% of Sales	11.5%	17.0%	16.3%			15.8%	17.5%
Refractories Segment	$10.2	$9.9	$9.8	3%	4%	$39.8	$37.0	8%
% of Sales	14.3%	14.4%	14.4%			14.2%	13.5%
Energy Services Segment	$1.3	$2.3	$1.1	(43)%	18%	$6.1	$(25.9)	*
% of Sales	6.2%	12.1%	5.4%			8.0%	(30.2)%
Total Service Businesses	$11.5	$12.2	$10.9	(6)%	6%	$45.9	$11.1	*
% of Sales	12.4%	13.9%	12.3%			12.9%	3.1%
Unallocated Corporate Expenses	$(4.3)	$(2.1)	$(2.5)	105%	72%	$(8.4)	$(6.0)	40%

Acquisition related transaction costs	$(0.6)	$(0.5)	$(2.9)	20%	(79)%	$(3.4)	$(8.0)	(58)%

Consolidated	$45.7	$66.8	$56.5	(32)%	(19)%	$242.7	$220.9	10%
% of Sales	10.6%	15.7%	14.1%			14.5%	13.5%

SPECIAL ITEMS

Specialty Minerals Segment	$12.3	$0.0	$0.0	*	*	$12.3	$0.0	*

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Total Minerals Businesses	$12.3	$0.0	$0.0	*	*	$12.3	$0.0	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$(2.0)	*

Energy Services Segment	$0.9	$(0.7)	$0.9	*	0%	$0.7	$30.3	(98)%

Total Service Businesses	$0.9	$(0.7)	$0.9	*	0%	$0.7	$28.3	(98)%

Unallocated and Other Corporate Expenses	$3.0	$1.1	$0.0	*	*	$4.1	$0.0	*
Acquisition related transaction costs	$0.6	$0.5	$2.9	20%	(79)%	$3.4	$8.0	(58)%

Consolidated	$16.8	$0.9	$3.8	*	*	$20.5	$36.3	(44)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (set forth in the above table), for the quarterly periods ended December 31, 2017, October 1, 2017, and December 31, 2016, and the twelve month periods ended December 31, 2017 and December 31, 2016 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Oct. 1,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
EXCLUDING SPECIAL ITEMS	2017	2017	2016	Qtr	Year	2017	2016	Year

Specialty Minerals Segment	$23.3	$26.6	$21.6	(12)%	8%	$101.2	$102.7	(1)%
% of Sales	16.2%	18.0%	15.7%			17.3%	17.4%
Performance Materials Segment	$28.1	$30.6	$29.4	(8)%	(4)%	$119.7	$121.1	(1)%
% of Sales	14.4%	16.2%	16.8%			16.3%	17.7%
Total Minerals Businesses	$51.4	$57.2	$51.0	(10)%	1%	$220.9	$223.8	(1)%
% of Sales	15.1%	17.0%	16.3%			16.7%	17.5%
Refractories Segment	$10.2	$9.9	$9.8	3%	4%	$39.8	$35.0	14%
% of Sales	14.3%	14.4%	14.4%			14.2%	12.8%
Energy Services Segment	$2.2	$1.6	$2.0	38%	10%	$6.8	$4.4	55%
% of Sales	10.4%	8.4%	9.9%			8.9%	5.1%
Total Service Businesses	$12.4	$11.5	$11.8	8%	5%	$46.6	$39.4	18%
% of Sales	13.4%	13.1%	13.4%			13.1%	10.9%

Unallocated Corporate Expenses	$(1.3)	$(1.0)	$(2.5)	30%	(48)%	$(4.3)	$(6.0)	(28)%

Consolidated	$62.5	$67.7	$60.3	(8)%	4%	$263.2	$257.2	2%
% of Sales	14.5%	16.0%	15.0%			15.7%	15.7%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	Dec. 31,	Dec. 31,
	2017*	2016**

Current assets:
Cash & cash equivalents	$212.2	$188.5
Short-term investments	2.7	2.0
Accounts receivable, net	383.0	341.3
Inventories	219.3	186.9
Prepaid expenses and other current assets	35.0	32.4
Total current assets	852.2	751.1

Property, plant and equipment	2,219.6	2,141.4
Less accumulated depreciation	1,158.3	1,089.6
Net property, plant & equipment	1,061.3	1,051.8

Goodwill	779.3	778.7
Intangible assets	196.5	204.4
Other assets and deferred charges	81.1	77.4

Total assets	$2,970.4	$2,863.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$6.3	$6.1
Current maturities of long-term debt	3.8	6.8
Accounts payable	179.0	144.9
Other current liabilities	120.9	137.7
Total current liabilities	310.0	295.5

Long-term debt	959.8	1,069.9
Deferred income taxes	159.4	238.8
Other non-current liabilities	262.1	228.3
Total liabilities	1,691.3	1,832.5

Total MTI shareholders' equity	1,251.7	1,006.5
Non-controlling Interest	27.4	24.4
Total shareholders' equity	1,279.1	1,030.9

Total liabilities and shareholders' equity	$2,970.4	$2,863.4

* Unaudited
** Condensed from audited financial statements.